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                                                                   EXHIBIT 11.1


                             IXL ENTERPRISES, INC.
                 STATEMENT RE COMPUTATION OF NET LOSS PER SHARE
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                  (IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)





                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                 -------------------------------
                                                           1997               1998               1999
                                                           ----               ----               ----


Net loss                                               $  (15,440)        $  (48,866)        $  (70,213)
                                                       ================================================
Dividends and accretion on mandatorily redeemable
  preferred stock                                              --             (9,099)           (20,966)

                                                       ------------------------------------------------
Net loss available to common stockholders              $  (15,440)        $  (57,965)        $  (91,179)
                                                       ================================================

Weighted average common shares outstanding                  6,540             11,777             43,747


Basic and diluted net loss per share                   $    (2.36)        $    (4.92)        $    (2.08)
                                                       ================================================
